Exhibit 10.1

Armata Pharmaceuticals, Inc.

December 14, 2022

Todd R. Patrick

4503 Glencoe Avenue

Marina del Rey, CA 90292

Dear Todd:

The purpose of this letter agreement (this “Agreement”) is to amend that certain letter agreement by and between you and Armata Pharmaceuticals, Inc. (the “Company”), dated as of August 9, 2021 (the “Prior Agreement”) and to set forth the terms of your continued employment with the Company from and after January 1, 2023 (the “Effective Date”). By signing this Agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company hereunder.

1.             Continuing Role. Subject to your continuous employment with the Company through the Effective Date and Cause not existing on the Effective Date, you agree to continue your employment with the Company as an advisor to the Company’s Chief Executive Officer (the “CEO”) and the Board of Directors of the Company (the “Board”), during the period commencing on the Effective Date and, unless your service is terminated earlier in accordance with this Agreement, ending on December 31, 2023 (the “Advisory Period”). The Advisory Period may be extended for successive one-month periods upon mutual agreement of the parties. For the avoidance of doubt, in no event will you have any policy making function during the Advisory Period and your role shall be limited to providing strategic and organizational advice to the CEO and the Board, providing industry expertise to the CEO and the Board and providing such other advisory services as the CEO and/or the Board may reasonably request from time to time. During the Advisory Period, you agree to devote at least fifty percent (50%) of your business time and attention to your work for the Company. Except upon the prior written consent of the Board, you will not, during your employment with the Company, (i) accept or maintain any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company or any of its direct or indirect subsidiaries or affiliates (collectively, the “Company Group”). The Company agrees that your previously disclosed board positions with AltPep Corporation and the Foster Foundation do not violate or breach the obligations under this Section 1.

2.            Salary. Your base salary for this advisory role will be paid at the annualized rate of $300,000 for advisory services through the remainder of the Advisory Period, payable on the Company’s regular payroll dates and subject to approved deductions and required withholdings.

3.             Bonus. You shall remain eligible to receive your annual performance bonus in respect of the 2022 fiscal year in accordance with Section 3 of the Prior Agreement. For the avoidance of doubt, you shall not be eligible to receive a bonus for the 2023 fiscal year or any later fiscal year.

4.             Benefits. During your employment, you will continue to be eligible to participate in all employee benefits plans sponsored by the Company from time to time and in effect for similarly situated employees of the Company.

5.             Equity Awards. You shall not be eligible to receive grants of equity awards during the Advisory Period. However, your outstanding stock options and restricted share unit awards shall continue to vest, in accordance with their terms, for as long as you continue to provide the services hereunder during the Advisory Period. Subject to and conditioned upon you providing the advisory services through the end of the Advisory Period, one-half of the outstanding and unvested Company stock options and restricted share units held by you as of the last day of the Advisory Period shall become fully vested as of that date, and all vested stock options held by you as of that date (including those that vest hereunder) shall remain exercisable in full for their remaining 10-year term, provided that you sign and do not revoke a Release (as defined in Section 6(b) below).

6.              Termination Obligations. The Company is an “at-will” employer. Accordingly, either you or the Company may terminate the employment relationship at any time, with or without advance notice, and with or without cause.

a.	In the event of a termination of your employment with the Company, by either party and regardless of the reasons, you shall be entitled to: (i) any accrued but unpaid base salary and accrued but unused paid time off, which shall be paid in accordance with the Company’s customary payroll procedures and subject to all applicable deductions; (ii) reimbursement for unreimbursed business expenses properly incurred by you, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; (iii) such employee benefits, if any, to which you may be entitled under applicable law, including COBRA; and (iv) your rights to outstanding stock options and restricted share units in accordance with the terms, and subject to the conditions, of the 2016 Equity Incentive Plan (the “Equity Plan”) and the applicable award agreements, as modified by Section 5 above.

b.	In the event the Company terminates your employment during the Advisory Period other than for “Cause” (as defined in the Equity Plan), then in addition to the payments and benefits described in Section 6(a) above, and provided that you sign and do not revoke a release of claims on a form provided by the Company (the “Release”), you shall be entitled to the following payments and benefits: (i) continued payment of your base salary through the end of the Advisory Period, payable in regular installments in accordance with the Company’s normal payroll practices per the following terms: (x) the installments shall commence to be paid on the first payroll date that occurs after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms, (y) the first installment shall include as a lump sum all payments (without interest) that accrued from the termination date until such first payroll date, and (z) the remaining installments shall be paid as otherwise scheduled for the remainder of the Advisory Period, (ii) assuming that you elect COBRA coverage under the applicable medical and dental plans of the Company, subsidized monthly COBRA premiums through the end of the Advisory Period, so that you will only be required to pay the premiums applicable to continuing employees under those plans during that time; provided that such subsidy shall cease on the date on which you become eligible for medical and dental coverage from a third party, (iii) any earned but unpaid bonus in respect of the Company’s 2022 fiscal year as contemplated by Section 3 of this Agreement, payable at the same time such amounts are paid to continuing executives under the Company’s annual bonus plan, and determined as if your employment continued through the payment date, and (iv) immediate vesting of your outstanding stock options and restricted share units, based on the number of options and restricted share units that would have vested had you remained employed through the end of the Advisory Period and received the additional accelerated vesting (and extended exercise period) set forth in Section 5 above. No member of the Company Group shall have any further liability to pay you severance under any plan, agreement or arrangement maintained by any member of the Company Group.

7.             Entire Agreement. The terms contained in this Agreement constitute and embody our full and complete understanding and agreement with respect to your employment with the Company following the Effective Date, and supersede and replace any prior or contemporaneous agreements or understandings, written or oral, concerning such subject matter. Notwithstanding the foregoing, you will remain subject to any restrictive covenants in favor of any member of the Company Group to which you are bound (each of which will be interpreted to continue to remain in full force and effect for the duration of the Advisory Period and for any period thereafter in accordance with the terms of such covenants).

8.             Governing Law; Arbitration. This Agreement will be governed under the laws of the State of California, without giving effect to the choice of law principles thereof. In the event of any dispute or claim relating to or arising out of your service relationship with the Company, this Agreement or the termination of your employment with the Company for any reason, you and the Company agree that such dispute or claim shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. You and the Company hereby waive your respective rights to have any such dispute or claim tried before a judge or jury. All information regarding the dispute or claim and arbitration proceedings, including any settlement, shall not be disclosed by you or any arbitrator to any third party without the written consent of the Company, except with respect to judicial enforcement of any arbitration award. The cost of any arbitration will be borne equally between you and the Company, except where prohibited by applicable law.

9.            Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement, and your obligations hereunder, may not be assigned by you.

Todd, we look forward to your continuing role with the Company. Please sign and date this Agreement in the space provided on the following page to acknowledge your acceptance of the terms of this Agreement. The execution of this Agreement may be by actual or facsimile signature.

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Sincerely,

/s/ Jules Haimovitz

Jules Haimovitz

Chairman of the Board of Directors

ACCEPTED AND AGREED:

/s/ Todd R. Patrick	December 14, 2022
Todd R. Patrick	Date